Exhibit 16.1

April 12, 2006

Securities and Exchange Commission
            100 F Street, N.E.
            Washington, DC 20549

             Gentlemen:

We have read Item 4.01 of Form 8-K dated April 12, 2006, of the MBNA Corporation 401(k) Plus Savings Plan and are in agreement with the statements contained in paragraphs 1, 3, and 4 on pages therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP